EXHIBIT 99.1

Hooker Furnishings Reports Improved Sequential Performance in Second Quarter

MARTINSVILLE, Va., Sept. 05, 2024 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT) (the “Company” or “HFC”), a global leader in the design, production, and marketing of home furnishings for 100 years, today reported its fiscal 2025 second quarter operating results for the period beginning April 29 and ending July 28, 2024.

Fiscal 2025 Second Quarter overview and cost reduction details:

  Despite persistent, weak market conditions, sales in the second quarter, typically Hooker Furnishings’ slowest quarter, the Company outperformed the first quarter. The low-single-digit consolidated sales decrease in the second quarter versus the prior year period was a solid sequential improvement from last quarter’s double-digit sales reduction.
  Despite the losses in the second quarter, both operating and net losses improved compared to the first quarter’s losses of $5.2 million and $4.1 million, respectively. The Company reported a consolidated operating loss of $3.1 million, with a margin of (3.3%), driven by low sales volume and under-absorbed expenses. The consolidated net loss for the quarter was $2.0 million, or ($0.19) per diluted share.
  During the prolonged industry downturn, the Company continues to maintain a strong balance sheet and financial position by improving cash and cash equivalents to over $42 million, up $1.2 million from the first quarter ended in April 2024. In addition, the Company continues its 50-year-plus history of paying quarterly dividends.
  Hooker Furnishings reported consolidated net sales for the fiscal 2025 second quarter of $95.1 million, a decrease of $2.7 million, or 2.8%, compared to the same quarter last year, driven by ongoing sluggish demand in the home furnishings retail industry.
  During the fiscal 2025 six-month period, consolidated net sales decreased by $31.0 million, or 14.1%, compared to the same period last year, due to the persistent low demand for home furnishings driven by high interest rates and subdued housing activity. The absence of $11 million in revenue from the ACH product line, which the Company exited during fiscal 2024, accounted for approximately 35% of the consolidated sales decrease. The Company recorded a consolidated operating loss of $8.2 million and net loss of $6.0 million, or ($0.57) per diluted share.

Management Commentary

“Challenges in the macroeconomic and furniture retail environment have extended well beyond our expectations,” said Jeremy Hoff, Chief Executive Officer. “The combination of high interest rates, a housing shortage and elevated home prices have created a sustained housing downturn for over two years,” he added.

“While retail sales are doing well overall, most furniture retail is not. In response, we continue to focus on the things we can control to ensure we’re in the best possible position to grow when the macroenvironment improves.”

“In our cost reduction measures announced last quarter, we are focused on reducing non-strategic costs while continuing to invest in revenue and profit-generating initiatives,” he said.

The Company expects to realize 10% savings in fixed costs beginning in the second half of this fiscal year, for a total of a $10 million reduction. Approximately $5 million in savings is expected to come by the end of the fiscal year, split between the third and fourth quarters. Reductions will come from the consolidation of certain operations and fixed cost reductions, including reducing the Company’s Savannah Warehouse footprint by half, restructuring the BOBO business into the Hooker Branded business, and eliminating BOBO’s retail store and separate warehouse, among other measures. In addition, the Company just completed an early retirement offer to qualifying employees and other workforce reductions. The Company expects to record approximately $3 million in severance expenses in its fiscal 2025 third quarter.

“Workforce reduction decisions like this are rare for our company and were incredibly difficult for us, as we’re acutely aware of the impact it will have on affected employees. We are committed to providing as much transition support as possible and are grateful for the contributions each of these individuals has made to Hooker,” Hoff said.

In April, industry veteran Caroline Hipple joined the Company in the new position of Chief Creative Officer to lead a remerchandising of Hooker Legacy Brands, which aims to position the Company as a more integrated, whole-home, consumer-centric resource with an elevated aesthetic and presentation.

“While early in this shift of our merchandising strategy, we have had a very positive reaction from customers in previews of new products targeted for the next High Point Market. Our partners’ positive feedback has given us the confidence to place initial cuttings prior to the October High Point Market launch. Essentially, this gives us a three-month head start on selling these products. This increased speed to market mentality helps strengthen our assortment for next year,” Hoff said.

“We remain confident that the strategies we are pursuing in operations, marketing and merchandising are transformative. Extended downturns present opportunities to recalibrate and reinvent aspects of our business,” he said.

Segment Reporting: Hooker Branded

Hooker Branded segment net sales decreased by $1.6 million, or 4.5%, in the second quarter of fiscal 2025 versus the prior year period, primarily due to lower average selling prices following price reductions implemented in the second half of previous year, driven by reduced ocean freight costs.

Unit volume, however, exceeded the prior year's second quarter by 11.6% and improved compared to the first quarter. The quarter-end order backlog remained 20% higher than pre-pandemic levels at the end of the fiscal 2020 second quarter.

For the current six-month period, net sales decreased by $9.7 million, or 12.2%, driven by the same decrease in average selling prices and, to a lesser extent, decreased unit volume in the first quarter, reflecting the ongoing industry headwinds.

Segment Reporting: Home Meridian (HMI)

Home Meridian segment net sales increased by $1.6 million, or 5.6%, in the second quarter of fiscal 2025 versus the prior year period, primarily driven by strong performance in its hospitality division. This marks the first year-over-year quarterly sales increase for the segment in two years. Additionally, sales through major furniture chains and mass merchants increased during the quarter. These gains were partially offset by decreases in sales to independent furniture stores and through e-commerce channels. The quarter-end backlog was 2.1% higher than the same period last year and 22% higher than the fiscal 2024 year-end in January.

Home Meridian reported an increase in gross profit, achieving a gross margin of 19.5%, one of the highest levels since the acquisition of the business in 2016. The quarterly operating loss was below $1 million, improving from a $3.4 million loss in the first quarter and $3.3 million loss in the prior year same quarter.

“We believe we have reached the point at HMI where we have a significant path to profitability that is sustainable for the foreseeable future as demand normalizes in the home furnishings industry,” Hoff said.

For the current six-month period, net sales decreased by $13.9 million, or 19.6%, largely due to the absence of $11 million in ACH liquidation sales. The remaining decrease was attributed to lower sales through independent furniture stores and e-commerce, while partially offset by increased sales in its hospitality business.

Segment Reporting: Domestic Upholstery

Domestic Upholstery segment net sales decreased by $2.3 million, or 7.6%, in the second quarter of fiscal 2025 versus the prior year period, primarily due to lower unit volume at Bradington-Young and HF Custom. However, Sunset West and Shenandoah each reported single-digit sales increases. Industry weakness continues to affect order rates and backlog levels, leading to reduced production at Bradington-Young and HF Custom during the quarter.

On a more positive note, excluding Sunset West, which the Company acquired in February fiscal 2023, the order backlog remained 20% higher than the pre-pandemic levels at the end of the fiscal 2020 second quarter.

Sunset West’s sales increase during the quarter followed a 20% increase in revenues last quarter. “Now that we have repositioned Sunset West from West Coast-centric distribution and supply chain to a bi-coastal operation, the division has hit its stride and will be a key area of growth for our company,” Hoff said. “Approximately fifty percent of demand is now coming from the East Coast, a trend we believe will continue to grow.”

For the current six-month period, net sales decreased by $7.4 million, or 11.2%, with Bradington-Young, HF Custom, and Shenandoah experiencing sales decreases, while Sunset West reported a 10.7% sales increase.

Cash, Debt, and Inventory

Cash and cash equivalents were $42.1 million at the end of the second quarter, down $1.1 million from the fiscal 2024 year-end, but up $1.2 million from the first quarter ended in April 2024. Inventory levels decreased by $4.7 million from year-end. During the six-month period, the Company used existing cash and $5.3 million cash generated from operating activities to fund $4.9 million in cash dividends to shareholders, $2.4 million for further development of cloud-based ERP system, and $1.4 million capital expenditures. In addition to cash balance, the Company had an aggregate of $28.3 million available under the existing revolver at quarter-end to fund working capital needs, as well as $29.4 million cash surrender value of company-owned life insurance.

Capital Allocation

“With focused inventory management and capital expenditures, as well as diligent expense management, we believe we have sufficient financial resources to support our business operations for the foreseeable future,” said Paul Huckfeldt, Senior Vice President and Chief Financial Officer. “We are in the process of refinancing our credit facility and expect to have that completed in the near future. In addition, we plan to pay off $22 million in term debt during the third quarter, demonstrating our confidence in the Company’s future success,” he said.

Outlook

“We’re encouraged that inflation hit its lowest post-pandemic level in July, with the Consumer Price Index cooling to 2.9%, setting up a possible interest rate cut in September,” Hoff said.

“There’s been a recent surge in mortgage refinancing in August, which is another positive indicator,” he said. “We believe that if the Federal Reserve lowers interest rates, housing activity should accelerate.”

“While the U.S. Department of Commerce reported its 17th consecutive month of lower home furnishings retail sales in July, overall retail sales rose about 3% during the same period, and the University of Michigan Consumer Sentiment Index rose in August for the first time since March. Additionally, existing-home sales grew in July ending a four-month sales decline.

“Our strong balance sheet, financial condition and seasoned management team will well equip us to navigate the remaining downturn, as we focus on maximizing efficiencies with the planned cost reductions. We’ll continue investing in expansion strategies that will position us for improved profitability and revenue growth when demand returns,” Hoff said.

Conference Call Details

Hooker Furnishings will present its fiscal 2025 second quarter financial results via teleconference and live internet webcast on Thursday morning, September 5th, 2024 at 9:00 AM Eastern Time. A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay. To access the call by phone, participants should go to this link (registration link) and you will be provided with dial in details. To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

Hooker Furnishings Corporation, in its 100th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, fabric-upholstered furniture, lighting, accessories, and home décor for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources International, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, NC, Las Vegas, NV, Atlanta, GA and Ho Chi Minh City, Vietnam. The company operates distribution centers in Virginia, Georgia, and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, hfcustomfurniture.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, slh-co.com, and sunsetwestusa.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, including the current macro-economic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to inflation and high interest rates, including their potential impact on (i) our sales and operating costs and access to financing, (ii) customers, and (iii) suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (3) risks associated with the ultimate outcome of our planned cost reduction plans, including the amounts and timing of savings realized; (4) risks associated with the outcome of the HMI segment restructuring which we expect to complete in fiscal 2025, including whether we can return the segment to consistent profitability; (5) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, freight costs, including the price and availability of shipping containers, ocean vessels, domestic trucking, and warehousing costs and the risk that a disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, could adversely affect our ability to timely fill customer orders; (6) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (7) difficulties in forecasting demand for our imported products and raw materials used in our domestic operations; (8) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government; (9) our inability to collect amounts owed to us or significant delays in collecting such amounts; (10) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information, hacking or other cyber-security threats or inadequate levels of cyber-insurance or risks not covered by cyber-insurance; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (12) the risks related to the Sunset Acquisition including maintaining Sunset West’s existing customer relationships, debt service costs, interest rate volatility, the use of operating cash flows to service debt to the detriment of other corporate initiatives or strategic opportunities, the loss of key employees from Sunset West, the costs and risk associated with the expansion of Sunset West distribution to our East Coast facilities, and failure to realize benefits anticipated from the Sunset Acquisition; (13) disruptions and damage (including those due to weather) affecting our Virginia or Georgia warehouses, our Virginia, North Carolina or California administrative facilities, our High Point, Las Vegas, and Atlanta showrooms or our representative offices or warehouses in Vietnam and China; (14) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (15) risks associated with product defects, including higher than expected costs associated with product quality and safety, regulatory compliance costs (such as the costs associated with the U.S. Consumer Product Safety Commission’s new mandatory furniture tip-over standard, STURDY) related to the sale of consumer products and costs related to defective or non-compliant products, product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (16) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (17) the direct and indirect costs and time spent by our associates associated with the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (18) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (19) risks associated with securing a suitable credit facility, which may include restrictive covenants that could limit our ability to pursue our business strategies; (20) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (21) the cost and difficulty of marketing and selling our products in foreign markets; (22) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (23) price competition in the furniture industry; (24) competition from non-traditional outlets, such as internet and catalog retailers; (25) changes in consumer preferences, including increased demand for lower-priced furniture; and (26) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2024. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 28,	July 30,	July 28,	July 30,
	2024	2023	2024	2023

Net sales	$95,081	$97,806	$188,652	$219,621

Cost of sales	74,159	74,465	148,358	168,374

Gross profit	20,922	23,341	40,294	51,247

Selling and administrative expenses	23,147	21,144	46,614	46,191
Intangible asset amortization	924	924	1,849	1,807

Operating (loss) / income	(3,149)	1,273	(8,169)	3,249

Other income, net	1,486	357	1,963	411
Interest expense, net	203	654	567	833

(Loss) / Income before income taxes	(1,866)	976	(6,773)	2,827

Income tax (benefit) / expense	85	191	(731)	593

Net (loss) / income	$(1,951)	$785	$(6,042)	$2,234

(Loss) / Earnings per share
Basic	$(0.19)	$0.07	$(0.57)	$0.20
Diluted	$(0.19)	$0.07	$(0.57)	$0.20

Weighted average shares outstanding:
Basic	10,521	10,732	10,509	10,854
Diluted	10,521	10,828	10,509	10,962

Cash dividends declared per share	$0.23	$0.22	$0.46	$0.44

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) / INCOME
(In thousands)
(Unaudited)

	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 28,	July 30,	July 28,	July 30,
	2024	2023	2024	2023

Net (loss) / income	$(1,951)	$785	$(6,042)	$2,234
Other comprehensive income:
Actuarial adjustments	(59)	(70)	(118)	(140)
Income tax effect on adjustments	14	17	28	34
Adjustments to net periodic benefit cost	(45)	(53)	(90)	(106)

Total comprehensive (loss) / income	$(1,996)	$732	$(6,132)	$2,128

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
As of	July 28,	January 28,
	2024	2024
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$42,050	$43,159
Trade accounts receivable, net	43,998	51,280
Inventories	57,099	61,815
Income tax recoverable	1,872	3,014
Prepaid expenses and other current assets	9,307	5,530
Total current assets	154,326	164,798
Property, plant and equipment, net	28,391	29,142
Cash surrender value of life insurance policies	29,408	28,528
Deferred taxes	13,970	12,005
Operating leases right-of-use assets	47,969	50,801
Intangible assets, net	26,774	28,622
Goodwill	15,036	15,036
Other assets	16,554	14,654
Total non-current assets	178,102	178,788
Total assets	$332,428	$343,586

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$22,177	$1,393
Trade accounts payable	19,915	16,470
Accrued salaries, wages and benefits	6,073	7,400
Customer deposits	8,715	5,920
Current portion of operating lease liabilities	7,327	6,964
Other accrued expenses	2,246	3,262
Total current liabilities	66,453	41,409
Long term debt	-	21,481
Deferred compensation	7,132	7,418
Operating lease liabilities	43,504	46,414
Other long-term liabilities	-	889
Total long-term liabilities	50,636	76,202
Total liabilities	117,089	117,611

Shareholders' equity
Common stock, no par value, 20,000 shares authorized,
10,714 and 10,672 shares issued and outstanding on each date	49,950	49,524
Retained earnings	164,745	175,717
Accumulated other comprehensive income	644	734
Total shareholders' equity	215,339	225,975
Total liabilities and shareholders' equity	$332,428	$343,586

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	For the
	Twenty-Six Weeks Ended
	July 28,	July 30,
	2024	2023
Operating Activities:
Net (loss) / income	$(6,042)	$2,234
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	4,617	4,372
Deferred income tax expense	(1,941)	481
Noncash restricted stock and performance awards	425	1,043
Provision for doubtful accounts and sales allowances	(326)	(475)
Gain on life insurance policies	(1,596)	(684)
(Gain) / loss on sales of assets	(2)	30
Changes in assets and liabilities:
Trade accounts receivable	7,608	23,163
Inventories	4,716	35,062
Income tax recoverable	1,141	53
Prepaid expenses and other assets	(6,153)	(3,528)
Trade accounts payable	3,434	(2,029)
Accrued salaries, wages, and benefits	(1,326)	(2,843)
Customer deposits	2,794	(241)
Operating lease assets and liabilities	284	366
Other accrued expenses	(1,919)	(5,154)
Deferred compensation	(400)	(438)
Net cash provided by operating activities	$5,314	$51,412

Investing Activities:
Purchases of property and equipment	(1,421)	(3,965)
Premiums paid on life insurance policies	(326)	(317)
Proceeds received on life insurance policies	936	444
Proceeds from sales of assets	3	-
Acquisitions	-	(2,373)
Net cash used in investing activities	(808)	(6,211)

Financing Activities:
Purchase and retirement of common stock	-	(8,668)
Cash dividends paid	(4,915)	(4,856)
Payments for long-term loans	(700)	(700)
Net cash used in financing activities	(5,615)	(14,224)

Net (decrease) / increase in cash and cash equivalents	(1,109)	30,977
Cash and cash equivalents - beginning of year	43,159	19,002
Cash and cash equivalents - end of quarter	$42,050	$49,979

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$65	$60
Cash paid for interest, net	728	914

Non-cash transactions:
Increase / (decrease) in lease liabilities arising from changes in right-of-use assets	$903	$(6,356)
Increase in property and equipment through accrued purchases	11	8

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING (LOSS) / INCOME BY SEGMENT
(In thousands)
(Unaudited)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	July 28, 2024		July 30, 2023		July 28, 2024		July 30, 2023
		% Net		% Net		% Net		% Net
Net sales		Sales		Sales		Sales		Sales
Hooker Branded	$34,756	36.6%	$36,381	37.1%	$70,109	37.1%	$79,813	36.3%
Home Meridian	30,516	32.1%	28,911	29.6%	56,940	30.2%	70,832	32.3%
Domestic Upholstery	28,556	30.0%	30,892	31.6%	58,583	31.1%	65,996	30.0%
All Other	1,253	1.3%	1,622	1.7%	3,020	1.6%	2,980	1.4%
Consolidated	$95,081	100%	$97,806	100%	$188,652	100%	$219,621	100%

Operating (loss) / income
Hooker Branded	$(406)	-1.2%	$3,896	10.7%	$(399)	-0.6%	$6,614	8.3%
Home Meridian	(896)	-2.9%	(3,336)	-11.5%	(4,169)	-7.3%	(5,454)	-7.7%
Domestic Upholstery	(1,285)	-4.5%	724	2.3%	(2,593)	-4.4%	2,051	3.1%
All Other	(562)	-44.9%	(11)	-0.7%	(1,008)	-33.4%	38	1.3%
Consolidated	$(3,149)	-3.3%	$1,273	1.3%	$(8,169)	-4.3%	$3,249	1.5%

Table VI
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
Order Backlog
(In thousands)
(Unaudited)

Reporting Segment	July 28, 2024	January 28, 2024	July 30, 2023	August 4, 2019

Hooker Branded	$14,765	$15,416	$18,838	$12,267
Home Meridian	43,918	36,013	43,001	92,388
Domestic Upholstery	18,066	18,920	24,130	12,114
All Other	1,130	1,475	2,264	2,213

Consolidated	$77,879	$71,824	$88,233	$118,982

For more information, contact:
Paul A. Huckfeldt, Senior Vice President & Chief Financial Officer, Phone: (276) 666-3949